SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549


                            FORM 8-K/A


                   AMENDMENT TO CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934


                         Amendment No. #1


          Amendment to Current Report on Form 8-K dated
          December 5, 1997, and filed December 15, 1997.




                 CARPENTER TECHNOLOGY CORPORATION
       ----------------------------------------------------
      (Exact name of Registrant as specified in its Charter)




         Delaware             1-5828            23-0458500
-------------------------   ------------    -------------------
(State or other juris-      (Commission     (I.R.S. Employer
diction of incorporation)   File Number)    Identification No.)




101 West Bern Street, Reading, Pennsylvania      19612-4662
-------------------------------------------      ----------
 (Address of principal executive offices)        (Zip Code)




Registrant's telephone number, including area code: (610)208-2000

The undersigned registrant hereby amends the following item of its Current Report on Form 8-K dated December 5, 1997, and filed
December 15, 1997, as set forth in the pages attached hereto:

Item 7.   Financial Statements and Exhibits
                                                          Page
                                                         In This
                                                         Report
                                                         -------
     (a)  Financial Statements of Talley Industries, Inc.
          as of and for the year ended December 31, 1996:

          (1)  Report of Independent Accountants.......... F-3

          (2)  Consolidated Statement of Earnings -
               Years ended December 31, 1996,
               1995 and 1994.............................. F-4

          (3)  Consolidated Balance Sheet -
               December 31, 1996 and 1995.............. F-5 - F-6

          (4)  Consolidated Statement of Changes in
               Stockholders' Equity - Years ended
               December 31, 1996, 1995 and 1994........... F-7

          (5)  Consolidated Statement of Cash Flows -
               Years ended December 31, 1996, 1995 and
               1994....................................... F-8

          (6)  Notes to Consolidated Financial
               Statements, including Summary of
               Segment Operations...................... F-9 - F-43

     (b)  Unaudited Financial Statements of Talley
          Industries, Inc. as of and for the three and nine months ended September 30, 1997:

          (1)  Consolidated Balance Sheet -
               September 30, 1997 and December 31, 1996... F-44

          (2)  Consolidated Statement of Earningss -
               Three Months and Nine Months Ended
               September 30, 1997 and 1996................ F-45

          (3)  Consolidated Statement of Cash Flows -
               Nine Months Ended September 30, 1997
               and 1996................................... F-46

          (4)  Consolidated Statement of Changes in
               Stockholders' Equity - Nine Months
               Ended September 30, 1997 and 1996.......... F-47

          (5)  Notes to Consolidated Financial
               Statements............................. F-48 - F-51

     (c) Unaudited Pro Forma Financial Information to reflect the registrant's acquisition of
          Talley Industries, Inc.:

          (1)  Unaudited Pro Forma Condensed Combined
               Balance Sheet as of September 30, 1997.... PF-3

          (2)  Unaudited Pro Forma Condensed Combined
               Statements of Income for the Year
               Ended June 30, 1997 and the Three
               Months Ended September 30, 1997........ PF-4 - PF-5

          (3)  Notes to Pro Forma Condensed Combined
               Financial Statements................... PF-6 - PF-7

     (d)  Exhibits
          --------
          Number         Exhibit
          ------         -------
            23           Consent of Independent Accountants



                            SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                           CARPENTER TECHNOLOGY CORPORATION


                           By s/G. Walton Cottrell
                              ------------------------------
                              G. Walton Cottrell
                              Sr. Vice President - Finance &
                               Chief Financial Officer


Date: January 22, 1998




































                Report of Independent Accountants
                ---------------------------------



TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF TALLEY INDUSTRIES, INC.


In our opinion, the consolidated financial statements listed in
Item 7 (a) in the index appearing on page F-1 present fairly, in all material respects, the financial position of Talley Industries, Inc. and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.










PRICE WATERHOUSE LLP


Phoenix, Arizona
February 17, 1997


                               F-3



                                  TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings

Years Ended December 31,                              1996          1995           1994
--------------------------------------------  ------------  ------------  -------------
Sales                                         $309,169,000  $301,296,000   $249,201,000
Services                                        70,315,000    58,821,000     59,989,000
Royalties                                      123,214,000    25,169,000     18,570,000
--------------------------------------------  ------------  ------------  -------------
                                               502,698,000   385,286,000    327,760,000
--------------------------------------------  ------------  ------------  -------------
Cost of sales                                  249,307,000   224,236,000    182,415,000
Cost of services                                62,258,000    51,485,000     52,314,000
Selling, general and administrative expenses    64,393,000    63,297,000     62,763,000
Provision for reserve on realty assets          85,000,000     7,000,000              -
--------------------------------------------  ------------  ------------  -------------
                                               460,958,000   346,018,000    297,492,000
--------------------------------------------  ------------  ------------  -------------
Earnings from operations                        41,740,000    39,268,000     30,268,000

Other income (expense), net                     16,295,000    (3,629,000)    (2,978,000)
--------------------------------------------  ------------  ------------  -------------
                                                58,035,000    35,639,000     27,290,000

Interest expense                                25,406,000    28,666,000     28,089,000
--------------------------------------------  ------------  ------------  -------------
Earnings (loss) before income taxes and
  extraordinary gains (loss)                    32,629,000     6,973,000       (799,000)

Income tax provision (benefit)                   1,836,000     3,418,000     (4,305,000)
--------------------------------------------  ------------  ------------  -------------
Earnings before extraordinary gains (loss)      30,793,000     3,555,000      3,506,000
Extraordinary gains (loss), net of
 income taxes                                  (12,052,000)   14,409,000              -
--------------------------------------------  ------------  ------------  -------------
Net earnings                                  $ 18,741,000  $ 17,964,000   $  3,506,000
============================================  ============  ============  =============
Earnings applicable to common shares
  (after deduction of preferred stock
  dividends and value of induced conversion)  $  5,608,000  $ 15,801,000   $  1,339,000
============================================  ============  ============  =============
Earnings per share of common stock
  and common stock equivalents:
    Before extraordinary gains (loss)         $       2.13  $        .25   $        .13
    Extraordinary gains (loss)                        (.87)         1.03              -
    Value of induced conversion                       (.86)            -              -
--------------------------------------------  ------------  ------------  -------------
    Net earnings                              $        .40  $       1.28   $        .13
============================================  ============  ============  =============
Weighted average shares outstanding             13,913,000    14,001,000     10,412,000
============================================  ============  ============  =============
The accompanying notes are an integral part of the financial statements.


                          TALLEY INDUSTRIES, INC. AND SUBSIDIARIES




Consolidated Balance Sheet



December 31,                                  1996             1995
---------------------------------     ------------     ------------
ASSETS

Cash and cash equivalents             $ 48,758,000     $ 10,475,000

Accounts receivable, net of
  allowance for doubtful accounts
  of $925,000 in 1996 and
  $1,275,000 in 1995                    53,090,000       69,453,000

Inventories                             64,684,000       67,191,000

Deferred income taxes                    3,660,000        1,200,000

Prepaid expenses                         6,100,000        8,296,000
---------------------------------     ------------     ------------
  Total current assets                 176,292,000      156,615,000


Realty assets                                    -      104,964,000

Long-term receivables, net               6,517,000       10,113,000

Property, plant and equipment,
 at cost, net of accumulated
 depreciation of $98,588,000
 in 1996 and $92,395,000 in 1995        49,324,000       48,760,000

Intangibles, at cost, net of
  accumulated amortization of
  $18,313,000 in 1996 and
  $16,985,000 in 1995                   41,965,000       43,969,000

Deferred charges and other assets        6,287,000        8,178,000
---------------------------------     ------------     ------------
  Total assets                        $280,385,000     $372,599,000
=================================     ============     ============




                         TALLEY INDUSTRIES, INC. AND SUBSIDIARIES






December 31,                                          1996           1995
-------------------------------------------   ------------   ------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt          $  5,160,000   $  3,734,000
Current maturities of realty debt                  362,000      2,155,000
Accounts payable                                20,116,000     22,473,000
Accrued expenses                                44,189,000     32,851,000
-------------------------------------------   ------------   ------------
  Total current liabilities                     69,827,000     61,213,000

Long-term debt                                 123,185,000    227,736,000
Long-term realty debt                                    -      7,980,000
Deferred income taxes                            2,179,000      7,437,000
Other liabilities                               10,708,000      9,899,000
Commitments and contingencies                            -              -

Stockholders' equity:
  Preferred stock, $1 par value,
    authorized 5,000,000; shares issued:

      Series A - 14,000 shares
        (67,000 in 1995) ($345,000
        involuntary liquidation preference)         14,000         67,000
      Series B - 750,000 shares
        (1,548,000 in 1995)
        ($14,992,000 involuntary
        liquidation preference)                    750,000      1,548,000
      Series D - 0 shares (120,000 in 1995)              -        120,000
  Common stock, $1 par value, authorized
    20,000,000;  shares issued:
      14,618,000 shares (10,053,000 in 1995)    14,618,000     10,053,000
  Capital in excess of par value                79,884,000     86,035,000
  Foreign currency translation adjustments        (562,000)      (530,000)
  Accumulated deficit                          (20,218,000)   (38,959,000)
--------------------------------------------  ------------   ------------
  Total stockholders' equity                    74,486,000     58,334,000
--------------------------------------------  ------------   ------------
  Total liabilities and stockholders' equity  $280,385,000   $372,599,000
============================================  ============   ============

The accompanying notes are an integral part of the financial statements.


                                                                TALLEY INDUSTRIES, INC. AND SUBSIDIARIES





Consolidated Statement of Changes in Stockholders' Equity

                                                                                 Capital in                   Retained
                                    Preferred Stock                  Common       Excess of     Treasury      Earnings
                                Series A    Series B    Series D      Stock       Par Value      Stock        (Deficit)
                                --------   ----------   --------   -----------   -----------   ----------   ------------
Balance at December 31, 1993    $71,000    $1,548,000   $120,000   $10,047,000   $86,026,000   $(471,000)   $(60,429,000)
  Net earnings                                                                                                 3,506,000
  Treasury stock issued                                                                          471,000
------------------------------  --------   ----------   --------   -----------   -----------   ---------    ------------

Balance at December 31, 1994     71,000     1,548,000    120,000    10,047,000    86,026,000        -0-      (56,923,000)
  Conversion to Common stock     (4,000)                                 4,000
  Exercised stock options                                                2,000         9,000
  Net earnings                                                                                                17,964,000
------------------------------  -------    ----------   --------   -----------   -----------   ---------    ------------

Balance at December 31, 1995     67,000     1,548,000    120,000    10,053,000    86,035,000        -0-      (38,959,000)
  Dividends - Preferred stock                                                     (4,398,000)
  Common stock retirements                                            (277,000)   (1,791,000)
  Stock options exercised                                              612,000     2,857,000
  Conversion to Common stock    (53,000)     (798,000)  (120,000)    4,008,000    (3,438,000)
  Common stock issued                                                  222,000       619,000
  Net earnings                                                                                                18,741,000
------------------------------  -------    ----------   --------   -----------   -----------   ---------    ------------

Balance at December 31, 1996    $14,000    $  750,000   $  -0-     $14,618,000   $79,884,000    $   -0-     $(20,218,000)
==============================  =======    ==========   ========   ===========   ===========   =========    ============





The accompanying notes are an integral part of the financial statements.





                                    TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows


Years Ended December 31,                                  1996           1995           1994
-----------------------------------------------   ------------   ------------   ------------
Cash and cash equivalents at beginning of year    $ 10,475,000   $ 13,002,000   $ 12,194,000
-----------------------------------------------   ------------   ------------   ------------
Cash flows from operating activities:
  Net earnings                                      18,741,000     17,964,000      3,506,000
  Adjustments to reconcile net income to cash
    flows from operating activities:
      Extraordinary items                           12,052,000    (14,409,000)             -
      Change in deferred income taxes               (7,718,000)       382,000     (5,565,000)
      Depreciation and amortization                  8,878,000      8,443,000      9,557,000
      (Gain) loss on sale of property and
        equipment                                      147,000        (62,000)      (173,000)
      Original discount amortization                 8,639,000     10,187,000      9,024,000
      Provision reserve for realty assets           85,000,000      7,000,000              -
      Other                                          9,154,000         (7,000)     4,801,000
  Changes in assets and liabilities, net of
    effects of acquisitions and
    divestitures:
      (Increase) decrease in accounts receivable    16,569,000    (13,379,000)     2,935,000
      (Increase) decrease in inventories             2,507,000     (1,122,000)       (93,000)
      (Increase) decrease in prepaid expenses        1,941,000       (401,000)     1,769,000
      Decrease in realty assets                     16,030,000      5,947,000      6,036,000
      Increase in other assets                      (3,000,000)      (240,000)      (587,000)
      Increase (decrease) in accounts payable       (2,357,000)    (3,501,000)     2,353,000
      Increase (decrease) in accrued expenses        5,054,000       (277,000)    (1,154,000)
      Decrease in other liabilities                 (2,124,000)    (1,714,000)      (722,000)
      Other, net                                     3,151,000       (314,000)       471,000
------------------------------------------------  ------------   ------------   ------------
          Cash flows from operating activities     172,664,000     14,497,000     32,158,000
------------------------------------------------  ------------   ------------   ------------
Cash flows from investing activities:
      Purchase of assets of acquired business       (4,337,000)      (287,000)    (5,688,000)
      Purchases of property and equipment           (6,752,000)    (8,931,000)    (3,932,000)
      Reduction of long-term receivables             1,890,000      1,020,000        237,000
      New long-term receivables                     (1,418,000)             -       (551,000)
      Proceeds from sale of property and
        equipment                                      347,000        772,000        302,000
------------------------------------------------  ------------   ------------   ------------
          Cash flows from investing activities     (10,270,000)    (7,426,000)    (9,632,000)
------------------------------------------------  ------------   ------------   ------------
Cash flows from financing activities:
      Proceeds from exercise of stock options        3,524,000         11,000              -
      Payment of cash dividends                     (4,398,000)             -              -
      Issuance of common stock                         384,000              -              -
      Purchase of common stock                      (2,068,000)             -              -
      Redemption of Discount Debentures            (97,451,000)             -              -
      Reduction in borrowings under line
       of credit                                  (385,792,000)  (490,361,000)  (399,918,000)
      Other reductions in debt                      (3,734,000)    (4,215,000)    (2,209,000)
      Repayment of realty debt                      (9,790,000)    (6,593,000)    (2,145,000)
      Proceeds from borrowings under line
        of credit                                  375,214,000    491,560,000    382,554,000
------------------------------------------------  ------------   ------------   ------------
          Cash flows from financing activities    (124,111,000)    (9,598,000)   (21,718,000)
------------------------------------------------  ------------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents                                       38,283,000     (2,527,000)       808,000
------------------------------------------------  ------------   ------------   ------------
Total cash and cash equivalents at end of year    $ 48,758,000   $ 10,475,000   $ 13,002,000
================================================  ============   ============   ============

The accompanying notes are an integral part of the financial statements.

Notes to Consolidated Financial Statements



Significant Accounting Policies

Principles of Consolidation:

   The consolidated financial statements include the accounts of the Company and its majority-owned domestic and foreign subsidiaries. Real estate joint ventures that are majority owned and under the control of the Company are also included in the consolidated accounts of the Company. All unconsolidated companies are reflected in the financial statements on the equity basis. All material intercompany transactions have been eliminated.

Nature of Operations:

   Talley Industries, Inc. is a diversified manufacturer of a wide range of proprietary and other specialized products for defense, industrial and commercial applications. Through its Government Products and Services segment, the Company manufactures an extensive array of propellant devices and electronic components for defense systems and commercial applications and provides naval architectural and marine engineering services. The vast majority of the Government Products and Services are for U.S. Defense and are smaller components of larger units and systems that are generally designed to enhance safety or improve performance. The Company participates in the expanding market for automotive airbags, historically through a royalty agreement and currently through developing new airbag technologies. The Company's Stainless Steel Products segment manufactures and distributes stainless steel rods and bars and other stainless steel products. The Company's Industrial Products segment manufactures and sells high-voltage ceramic insulators used in power transmission and distribution systems, and specialized welding equipment and systems, aerosol insecticides, air fresheners and sanitizers, and custom designed metal buttons. During 1996, the Company sold all but one of its real estate properties which were a part of the Realty segment. Substantially all of the Company's facilities are located in and provide sales and services to the United States and Canada.







Notes to Consolidated Financial Statements



Significant Account Policies, (continued)

Accounting Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period.

Cash and Cash Equivalents:

   The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents, which consist primarily of commercial paper and money market funds, are stated at cost plus accrued interest, which approximates market.

Inventories:

   Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method for substantially all commercial inventories. Costs accumulated under government contracts are stated at actual cost, net of progress payments, not in excess of estimated realizable value.

Revenue Recognition:

   Sales are generally recorded by the Company when products are shipped or services performed. Sales under government contracts are recorded when the units are shipped and accepted by the government or as costs are incurred on the percentage-of-completion method. Applicable earnings are recorded pro rata based upon total estimated earnings at completion of the contracts. Anticipated future losses on contracts are charged to income when identified. Airbag royalties are recognized on an accrual basis, based on production of airbag units by the licensee and production and sales of automobiles for airbag units not produced by the licensee.





Notes to Consolidated Financial Statements



Significant Account Policies, (continued)

Property and Depreciation:

   Property, plant and equipment are recorded at cost and include expenditures which substantially extend their useful lives. Expenditures for maintenance and repairs are charged to earnings as incurred. With the exception of items being depreciated under composite lives, profit or loss on items retired or otherwise disposed of is reflected in earnings. When items being depreciated under composite lives are retired or otherwise disposed of, accumulated depreciation is charged with the asset cost and credited with any proceeds with no effect on earnings; however, abnormal dispositions of these assets are reflected in earnings.
   Depreciation of plant and equipment, other than buildings and improvements on leased land, is computed primarily by the straight-line method over the estimated useful lives of the assets.
   Depreciation of buildings on leased land and amortization of leasehold improvements and equipment are computed on the straight-line method over the shorter of the terms of the related leases or the estimated useful lives of the buildings or improvements. The principal estimated useful lives are: building and improvement 10-40 years, machinery and equipment 5-10 years.

Income Taxes:

   The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred tax liabilities and assets are determined based on differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. United States income taxes are provided on the portion of earnings remitted or expected to be remitted from foreign subsidiaries.









Notes to Consolidated Financial Statements



Significant Account Policies, (continued)

Earnings Per Share:

   Net earnings per share of Common stock and Common stock equivalents has been computed on the basis of the average number of Common shares outstanding during each year. The average number of shares has been adjusted for assumed exercise at the beginning of the year (or date of grant, if later) for any dilutive stock options, with funds obtained thereby used to purchase shares of the Company's Common stock at the average price during the year, and assumed conversion of all dilutive convertible preferred stock. Common stock equivalents that are anti-dilutive are excluded from the computation of earnings per share and earnings are reduced by the dividend requirements on such equivalents.

Intangibles:

   The excess cost of investments in subsidiaries over the equity in net assets at acquisition date is being amortized using the straight-line method over periods not in excess of 40 years. The majority of the Company's intangibles consist of goodwill, which is the excess of cost over tangible and identifiable intangible assets acquired. The carrying value of intangibles is evaluated periodically in relation to the operating performance and future cash flow of the underlying businesses.

Earnings or Loss Applicable to Common Shares:

   Earnings or loss applicable to Common shares is computed by reducing the net earnings or loss by dividends, including undeclared or unpaid dividends, of the Company's Preferred A, B and D stocks.












Notes to Consolidated Financial Statements



Inventories


Inventories are summarized as follows:

(balances in thousands)                         1996         1995
---------------------------------------      -------      -------
Raw material and supplies                    $10,995      $11,878
Work-in-process                               11,564       11,222
Finished goods                                26,158       28,955
Inventories substantially applicable to
  fixed-price government contracts in
  process, reduced by progress payments
  of $7,924,000 and $5,870,000 in 1996
  and 1995, respectively                      15,967       15,136
---------------------------------------      -------      -------
                                             $64,684      $67,191
                                             =======      =======

Realty Assets

   In 1992, the Company initiated a plan for the orderly disposition of all its remaining real estate assets. With the resolution of the airbag royalty dispute with TRW and after receiving payments in connection therewith in the third quarter of 1996, and also in view of the slower than expected improvement in the market conditions for real estate assets, the Company re-evaluated and changed its strategy for exiting the real estate business. The Company adjusted its strategy of selling properties to end users in an orderly process over time, to a strategy of liquidation sales through pricing adjustments and/or joint development arrangements. This change in strategy resulted in an $85,000,000 writedown in real estate assets for financial reporting purposes. In December of 1996 all real estate properties, except for one, were sold for cash and assumption of certain liabilities. The Company plans to dispose of the single property not included in this bulk sale.
   Realty assets are stated at the lower of historical cost or estimated net realizable value and include land held for sale together with related development and carrying costs (interest and







Notes to Consolidated Financial Statements



Realty Assets, (continued)

property taxes during development), and equity investments in realty joint ventures. For financial reporting purposes, realty assets must be carried at the lower of historical cost or estimated net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less estimated costs of completion (to the stage of completion assumed in determining the selling price), holding and disposal. The Company accounts for and reports the value of foreclosed realty assets at fair value less the estimated costs to sell the assets.
   In 1995, non-cash Realty asset transactions included an increase in both Realty assets and Realty debt in the amount of $4,038,000 and $3,649,000, respectively, upon the consolidation of a previously unconsolidated joint venture. Non-cash Realty items in 1995 also included reductions of $4,677,000 due to forfeitures of properties and other transactions. The value of foreclosed assets at December 31, 1995 was $29,773,000. There were no foreclosed assets at December 31, 1996.

Long-Term Receivables

   Long-term receivables consist of the following:


(balances in thousands)                        1996         1995
-------------------------------------      --------     --------
Notes receivable, including accrued
  interest and income tax refunds          $  6,640     $ 10,584
Amounts due within one year, included
  in accounts receivable                       (123)        (471)
                                           --------     --------
                                           $  6,517     $ 10,113
                                           ========     ========

     Long-term receivables include income tax receivables of $5,431,000, which must be approved by the Congressional Joint
Committee on Taxation before payment will be received, and accordingly are classified as non-current. The remaining notes







Notes to Consolidated Financial Statements



Long-Term Receivables, continued

range in length from one to fourteen years and bear interest at December 31, 1996 at rates ranging from 8% to 10%. Payment terms vary by note, but generally require monthly, quarterly or annual interest and principal payments. The notes receivable balance is net of reserves of $4,086,000 and $1,260,000 at December 31, 1996 and 1995, respectively.

Property, Plant and Equipment

     Property, plant and equipment, is summarized as follows:

(balances in thousands)                        1996         1995
-----------------------------------        --------     --------
Machinery and equipment                    $114,020     $107,576
Buildings and improvements                   31,338       30,791
Land                                          2,554        2,788
-----------------------------------        --------     --------
                                           $147,912     $141,155
                                           ========     ========

     Depreciation of property, plant and equipment was $7,278,000, $6,834,000, and $7,735,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

Long-Term Debt

     Long-term debt consists of the following:

(balances in thousands)                        1996          1995
---------------------------------------    --------      --------
10-3/4% Senior Notes, due 2003             $115,000      $115,000
12-1/4% Senior Discount Debentures,
  due 2005 (face amount $2,553,000)           2,066        90,878
Notes, interest based on prime or
  other variable market rates, due 1998      11,263        14,341
Revolving credit facilities                       -        10,579
Capitalized leases and other                     16           672
---------------------------------------    --------      --------
                                            128,345       231,470
Less current maturities                       5,160         3,734
---------------------------------------    --------      --------
Long-term debt                             $123,185      $227,736
=======================================    ========      ========






Notes to Consolidated Financial Statements



Long-Term Debt, (continued)

     On October 22, 1993 the Company completed a major debt refinancing program. The Company received gross proceeds of $70,000,000 from the issuance of Senior Discount Debentures, due 2005, which were issued to yield 12.25% (face amount of $126,555,000). In addition, Talley Manufacturing and Technology, Inc., ("Talley Manufacturing") a wholly owned subsidiary of the Company, which owns all of the Company's subsidiaries (except for the subsidiaries holding the Company's real estate operations), issued $115,000,000 of Senior Notes, due 2003, with an interest rate of 10.75%. Talley Manufacturing also completed a $60,000,000 secured credit facility with two institutional lenders. The gross proceeds of the public offerings, plus an initial borrowing under the secured credit facility, after payment of underwriting and other fees and expenses associated with these financings, were used to repay substantially all of the Company's previously outstanding non-real estate related debt.
     The indentures for the Senior Notes and the Senior Discount Debentures and the loan agreement relating to the secured credit facility contain covenants requiring specified fixed charge coverage ratios, working capital levels, capital expenditure limits, net worth levels, cash flow levels and certain other restrictions including limitations on dividends and other payments and incurrence of debt. As a holding company with no significant operating or income-producing assets beyond its stock interests in Talley Manufacturing and the subsidiaries holding its real estate operations, the Company is dependent primarily upon distributions from these subsidiaries to meet its debt service and other obligations. Payments from the subsidiaries are generally limited by the debt covenants of Talley Manufacturing.
     Substantially all of the receivables, inventory and property, plant and equipment of Talley Manufacturing and its subsidiaries are pledged as collateral in connection with the secured credit facility. In addition, the subsidiaries of Talley Manufacturing have guaranteed Talley Manufacturing's obligations under the Senior Notes and the secured credit facility and the Company has guaranteed the Senior Notes on a subordinated basis. The capital stock of Talley Manufacturing has been pledged by the Company to secure the Senior Discount Debentures.





Notes to Consolidated Financial Statements



Long-Term Debt, (continued)

     The Senior Notes mature on October 15, 2003 and Talley Manufacturing is required to make mandatory sinking fund payments of $11,500,000 on October 15, in each of 2000, 2001 and 2002.
Interest is payable semi-annually, having commenced April 15, 1994. The Senior Discount Debentures mature on October 15, 2005. No interest on the Senior Discount Debentures will be payable until April 15, 1999, when interest will be payable semi-annually on April 15 and October 15 of each year. In the event that certain financial and other conditions are satisfied, the Senior Discount Debentures require prepayments based on defined levels of airbag royalties received and proceeds from real estate sales.
     During 1996, the Company repurchased a substantial portion of the Senior Discount Debentures through several offers and open market purchases. Total aggregate principal amount of the repurchased debentures was $124,002,000 with an accreted value of $97,451,000. The Company paid a total of $105,968,000 including accrued interest and prepayment premiums to repurchase the tendered debentures. The Company recognized a $12,052,000 extraordinary loss in connection with the debt extinguishment, which consists of prepayment premiums and deferred debt cost on the extinguished debt. During the fourth quarter of 1996, the Company reclassified approximately $1,642,000 from interest expense to extraordinary loss. This amount consists of prepayment premiums and deferred debt cost incurred in the second quarter of 1996 in connection with the repurchase of the Senior Discount Debentures.
     The secured credit facility consists of a five year revolving credit facility of up to $40,000,000 and a five year $20,000,000 term loan facility. At December 31, 1996 availability under the facility, based on inventory and receivable levels and certain plant and equipment, was approximately $52,000,000, of which approximately $12,000,000 was borrowed. The five-year term facility requires monthly amortization payments based on a seven year amortization schedule, with the balance due upon expiration in October 1998. The credit facility interest rate is prime plus one half of one percent or LIBOR plus 2-3/4%, with an additional fee of one-quarter of one percent on unused amounts under the revolving facility.






Notes to Consolidated Financial Statements



Long-Term Debt, (continued)

     Aggregate maturities of long-term debt for the years ending December 31, 1997 through December 31, 2001, are $5,160,000, $8,185,000, $-0-, $11,500,000 and $11,500,000, respectively.
Maturities for 1997 include the balance of Senior Discount Debentures due in 2005, since the Company plans to redeem the balance outstanding in the coming year. Cash payments for total interest, net of amounts capitalized, during 1996, 1995 and 1994 were $45,175,000, $16,132,000 and $16,758,000, respectively.
Accrued interest expense at December 31, 1996, 1995 and 1994 was $2,748,000, $3,626,000 and $11,855,000, respectively. Unamortized deferred debt issue costs at December 31, 1996, 1995 and 1994 were $3,748,000, $8,509,000 and $9,922,000, respectively. Deferred debt issue costs are amortized over the life of the respective debt instruments using the straight line method. Amortization of debt expense, including amounts related to debt reductions, in 1996, 1995 and 1994 was $4,761,000, $1,413,000 and $1,413,000,
respectively. Total capitalized lease obligations on buildings and equipment included in long-term debt at December 31, 1996 is $16,000, all of which is due within one year.

Realty Debt

     At December 31, 1996 Realty debt consists primarily of amounts payable in connection with the single remaining property held by the Company's real estate operations. Of the two remaining notes, one has no stated interest rate and the second note bears interest at the rate of 9%, with all amounts due in 1997. Realty debt at December 31, 1996 and 1995 was $362,000 and $10,135,000,
respectively. During 1995, the Company recognized $14,409,000 in extraordinary gains in connection with the settlement of certain real estate debt for less than book value.

Benefit Plans

  Stock Option Plans
  ------------------
     In April 1996, the Company's shareholders approved the "1996 Comprehensive Stock Plan of Talley Industries, Inc." (the Plan) effective as of January 1, 1996 for key employees of the Company. Under the Plan, 1,200,000 shares of Common stock are available for



Notes to Consolidated Financial Statements



Benefit Plans, (continued)

  Stock Option Plans, continued
  -----------------------------
issuance in connection with incentive stock options, non-qualified stock options, stock appreciation rights, bonus stock, awards in lieu of cash obligations and other stock-based awards. The Plan also permits cash payments either as a separate award or as a supplement to a stock-based award. Options may be granted at an exercise price, in the case of an incentive stock option, of not less than the fair market value of the shares on the date of grant, and in the case of an option other than an incentive stock option, of not less than 50% of the fair market value of the shares on the date of grant. The Plan replaces the Company's 1983 Restricted Stock Plan, the 1983 Long-Term Incentive Plan (both of which plans have terminated) and the 1978 and 1990 Stock Option Plans. As a result of the approval of the Plan, no further grants of options will be made under either the 1978 or 1990 Stock Options Plans. As of December 31, 1996 no options have been granted under the 1996 Comprehensive Stock Plan. As of December 31, 1996, outstanding options under the 1990 and 1978 plans were 56,000 and 199,050, respectively. The 1990 and 1978 plans require incentive stock option prices to be no less than the market value at the date of the grant and that all options, incentive and non-qualified, become exercisable generally in five years, but in no case greater than ten years from the date of grant, as specified in the individual grants.
     Information regarding these option plans for 1996, 1995 and 1994 is as follows:

                            1996                   1995            1994
                     -------------------   --------------------  --------
                                Weighted               Weighted
                                Average                Average
                                Exercise               Exercise
                      Shares     Price      Shares     Price      Shares
                     --------   --------   --------    --------  --------
Options outstanding,
  beginning of year   878,300    $5.46      933,925     $5.97     855,925
Options exercised    (612,500)    4.36            -         -           -
Options forfeited     (10,750)    8.00     (192,675)     9.73     (22,000)
Options granted             -        -      137,050      8.00     100,000
                     --------   ------     --------    ------    --------
Options outstanding,
  end of year         255,050    $8.00      878,300     $5.46     933,925
                     ========   ======     ========    ======    ========


Notes to Consolidated Financial Statements



Benefit Plans, (continued)

  Stock Option Plans, continued
  -----------------------------
                               1996         1995        1994
                              Shares       Shares      Shares
                           -----------  -----------  -----------
Option price range at
  end of year              $5.38-$9.75  $4.25-$9.75  $4.25-$9.75
                           -----------  -----------  -----------
Option price range for
  exercised shares         $4.25-$8.00            -  $4.25-$9.75
                           -----------  -----------  -----------
Options available for
  grant at end of year      1,200,000     360,986      200,186
                           -----------  -----------  -----------
Weighted average fair
  value of options
  granted during the year           -       $2.61
                           -----------  -----------

     Information on the Company's fixed price stock options outstanding at December 31, 1996 is as follows:

                                 Remaining
         Options     Options    Contractual      Number
       Outstanding    Price        Life        Exercisable
       -----------   -------    -----------    -----------
         83,750       $9.75       4 Years         83,750
         56,000        5.38       3 Years          2,000
        115,300        8.00       4 Years         16,260
        -------                                  -------
        255,050                                  102,010
        =======                                  =======

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" at December 31, 1996. Accordingly, no compensation cost has been recognized for the stock option plans. Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant date for awards in 1996 and 1995 consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:






Notes to Consolidated Financial Statements



Benefit Plans, (continued)

  Stock Option Plans, continued
  -----------------------------

(balance in thousands, except per share amounts)    1996     1995
-----------------------------------------------------------------
Net earnings - as reported                       $18,741  $17,964
Net earnings - pro forma                         $18,673  $17,858
Earnings per share - as reported                 $   .40  $  1.28
Earnings per share - pro forma                   $   .40  $  1.27
-----------------------------------------------------------------

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995: dividend yield of 0%; risk-free interest rate of 6.21%; expected volatility of 43 %, and expected lives of 5.0 years. There were no grants of options during 1996.
     In April 1996, the Company's shareholders approved the "1996 Non-Employee Director Stock Plan of Talley Industries, Inc." (the Director Plan) effective as of January 1, 1996 for non-employee directors of the Company. Under the Director Plan, 200,000 shares of Common stock are available for issuance in connection with the Annual Restricted Stock Grants or the Annual Option Grants. The exercise price under an option will be equal to the fair market value of the Common stock on the date of grant. At December 31, 1996, a total of 10,000 options for shares of Common stock had been granted under the Director Plan with an option price of $7.88.

  Retirement Plans

     The Company and its subsidiaries have pension plans covering a majority of its employees. Normal retirement age is 65, but provisions are made for early retirement. For subsidiaries with defined benefit plans, benefits are generally based on years of service and salary levels. Contributions to the respective defined contribution plans are based on each participant's annual pay and age. The Company also has a retirement plan for its Board of Directors. Benefits are payable under the plan after five years of service upon reaching age 68, or retirement if later. Net pension cost in 1996, 1995 and 1994 was $3,695,000, $4,132,000 and
$4,837,000, respectively.



Notes to Consolidated Financial Statements



Benefit Plans, (continued)

  Retirement Plans, continued

     The Company generally contributes the greater of the amounts expensed or the minimum statutory funding requirements.
     Pension costs for defined benefit plans include the following components:


(balances in thousands)              1996      1995        1994
-----------------------------    --------  --------    --------
Service cost-benefits earned
  during the year                $  1,542  $  1,138    $  1,377
Interest cost on projected
  benefit obligation                2,785     2,781       2,360
Actual return on assets            (6,731)  (11,377)        643
Net amortization and deferral       2,602     8,035      (3,493)
-----------------------------    --------  --------    --------
Net pension cost                 $    198  $    577    $    887
=============================    ========  ========    ========

The following table sets forth the aggregate funded status of defined benefit plans at December 31, 1996 and 1995:
                                 1996                         1995
                               -------------    ------------------------------
                               Assets Exceed    Assets Exceed     Accumulated
                               Accumulated      Accumulated        Benefits
(balances in thousands)          Benefits         Benefits       Exceed Assets
----------------------------   -------------    -------------    -------------
Fair value of plan assets        $ 52,471         $ 45,857         $  1,852
Projected benefit obligation      (42,439)         (41,955)          (1,998)
----------------------------     --------         --------         --------
Projected benefit obligation
  (in excess of) less than
  plan assets                      10,032            3,902             (146)
Unrecognized net loss (gain)      (11,356)          (5,008)            (175)
Unrecognized prior service
  cost                               (234)            (252)               4
Unrecognized net liability            692              520              344
Unfunded accumulated benefit
  obligation                            -                -             (173)
----------------------------     --------         --------         --------
Pension liability                $   (866)        $   (838)        $   (146)
============================     ========         ========         ========

Accumulated benefits             $ 38,035         $ 37,046         $  1,998

Vested benefits                  $ 36,336         $ 35,094         $  1,955





Notes to Consolidated Financial Statements



Benefit Plans, (continued)

  Retirement Plans, continued
  ---------------------------

     The Directors' Pension plan was unfunded with a projected benefit obligation of $1,009,000 and $897,000 at December 31, 1996 and 1995, respectively. The net pension cost f 1996 and 1995 were $247,000 and $234,000, respectively.
     Assumptions used in 1996, 1995 and 1994 to determine the actuarial present value of plan benefit obligations were:

                                                   1996   1995   1994
                                                   ----   ----   ----
     Assumed discount rate                        7.25%   6.5%   8.5%
     Assumed rate of compensation increase         4.5%   4.5%   5.0%
     Expected rate of return on plan assets        9.0%   9.0%   9.0%

     Net periodic pension cost is determined using the assumptions as of the beginning of the year. The funded status is determined using the assumptions as of the end of the year. Assets of the Company's pension plans consist of marketable equity securities, guaranteed investment contracts and corporate and government debt securities. At December 31, 1996 the total value of defined benefit plan assets exceed total vested benefits by $16,135,000.
     Effective January 1, 1984, the Company established an employee stock purchase plan for eligible U.S. employees. Each eligible employee who elects to participate may contribute 1% to 5% of his or her pretax compensation from the Company. The Company contributes an amount equal to 50% of the employee contributions. Total Company contributions during 1996 and 1995 were $535,000 and $502,000, respectively.

  Other Postemployment Benefits
  -----------------------------

     Health care and life insurance benefits are presently provided to a small number of retired employees of one of the Company's subsidiaries. The cost of retiree health care and life insurance benefits are minor in amount and are recognized as benefits are paid. The Company adopted Statement of Financial Accounting






Notes to Consolidated Financial Statements



Benefit Plans, (continued)

  Other Postemployment Benefits, continued
  ----------------------------------------
Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pension" in the first quarter of 1993, as required by the pronouncement. The transition obligation of approximately $1,474,000 is being amortized over a 20 year period. The amortization of the unrecognized transition obligation for the single subsidiary affected by the new pronouncement was $72,000 in 1996. Current service costs and interest costs for 1996 were approximately $10,000 and $99,000, respectively.

  Accrued Compensation
  --------------------
     Accrued Compensation was $14,427,000, $10,751,000 and
$8,981,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Accrued Compensation includes accruals for vacation pay and corporate incentives.

  Capital Stock

     Each share of Series A Convertible Preferred stock entitles its holder to receive an annual cash dividend of $1.10 per share; to convert it into .95 of a share of Common stock, as adjusted in the event of future dilution; to receive up to $25.00 per share in the event of involuntary or voluntary liquidation; and, subject to certain conditions in loan agreements, may be redeemed at the option of the Company at a price of $25.00 per share plus accrued and unpaid dividends.
     Each share of Series B $1.00 Cumulative Convertible Preferred stock entitles its holder to receive an annual cash dividend of $1.00 per share; to convert it into 1.31 shares of Common stock, as adjusted in the event of future dilution; to receive up to $20.00 per share plus accrued and unpaid dividends in the event of involuntary liquidation; to receive up to $52.50 plus accrued and unpaid dividends per share in the event of voluntary liquidation and, subject to certain conditions in loan agreements, may be redeemed at the option of the Company at a price of $52.50 per share plus accrued and unpaid dividends. Dividends on the shares

Notes to Consolidated Financial Statements
of Series A and Series B Preferred stock are cumulative and must be paid in the event of liquidation and before any distribution to holders of Common stock.
     Each share of Common stock has a preferred stock purchase right attached, allowing the holder, upon the occurrence of a change in control, as defined in a Rights agreement (as amended and restated on February 2, 1996), to buy one one-hundredth of a share of Series C Junior Participating Preferred stock at an exercise
price of $32.   The  Series C stock,  which  may  be purchased upon
exercise of the Rights, is nonredeemable and junior to other series of the Company's preferred stock. No shares of Series C stock have been issued as of December 31, 1996.
     On February 16, 1996, the Company issued 1,905,849 shares of Talley Common stock in connection with the conversion of all of the Company's Series D Preferred stock at December 31, 1995. The conversion automatically extinguished all unpaid dividends on that stock, totaling approximately $2,600,000. The Series D Preferred stock had been held in a voting trust agreement since its issuance in connection with a 1988 acquisition by the Company. The Common stock will continue to be held in the voting trust, which has been extended under the agreement until March 2001.
     On April 22, 1996, pursuant to a conversion offer with respect to the Company's Series B and Series A Preferred stock, approximately 798,000 shares or approximately 52% of the outstanding shares of Series B and approximately 53,000 shares or approximately 79% of the Series A were converted to Common stock. Series B holders who converted received 2.5 shares of Common stock for each outstanding Series B share. Series A holders who converted received 2.0 shares of Common stock for each outstanding Series A share. Common stock of approximately 1,995,000 shares were issued in connection with the conversion of the Series B Preferred stock and approximately 106,000 shares were issued in connection with the conversion of the Series A Preferred stock. Prior to the conversion there were approximately 1,548,000 shares of Series B outstanding and 67,000 shares of Series A outstanding. The conversion automatically extinguished all unpaid dividends on the Series B and Series A shares that were converted totaling approximately $4,000,000 ($5 per share) on the Series B Preferred stock and totaling approximately $300,000 ($5.50 per share) on the




Notes to Consolidated Financial Statements



Capital Stock, (continued)

Series A Preferred stock at March 31, 1996. The Company has resumed quarterly dividend payments on the Series A and Series B Preferred stock. The ability to pay dividends in the future is limited by the provisions of the Company's debt requirements.
     The conversion transactions do not impact the net earnings of the Company in 1996, but "earnings applicable to common shares (after deduction of preferred stock dividends)," as supplementally disclosed by the Company, and the "earnings per share of common stock and common equivalent share" have been reduced. The excess of the fair value of the common shares transferred in the transactions by the Company over the fair value of the common shares issuable pursuant to the original conversion terms have been subtracted from net earnings in the calculations of net earnings available to common shareholders and earnings per share.
     In late 1996 and early 1997, the Board of Directors approved the repurchase of up to 950,000 shares of the Company's common stock, in the open market or in negotiated transactions, from time to time, at prices deemed appropriate by the Company's officers, with such shares to be retired as authorized but unissued shares. At December 31, 1996, total number of common shares repurchased was 277,300 shares, for a total cost of approximately $2,082,000.
     At December 31, 1996 there were 3,753,000 shares of Common stock reserved for conversion of preferred stock, for exercise of stock options, for issuance of shares under the Employee 401(k) Plan and for the payment of a portion of the purchase price of a business acquisition completed in 1994.

Leases

     Rental expense (reduced by rental income from subleases of $373,000 in 1996, $441,000 in 1995 and $329,000 in 1994) amounted to $5,142,000 in 1996, $4,770,000 in 1995 and $5,179,000 in 1994.
Aggregate future minimum rental payments required under operating leases having an initial lease term in excess of one year for years ending December 31, 1997 through December 31, 2001 are $4,084,000, $3,508,000 $1,784,000, $780,000 and $524,000, respectively, with
$1,015,000 payable in future years. Minimum operating lease payments have not been reduced by future minimum sublease rentals of $283,000.




Notes to Consolidated Financial Statements



Leases, (continued)

     Aggregate future minimum payment under capital leases for the year ending December 31, 1997 is $18,000, with no payments in later years. The present value of net minimum lease payments is $16,000 after deduction of $2,000, representing interest and estimated executory costs. The net book value of leased buildings and equipment under capital leases at December 31, 1996 and 1995 amounted to $-0- and $656,000, respectively.

Income Taxes

     Earnings before income taxes and extraordinary items and the provision (credit) for income taxes consists of the following:


(balances in thousands)                1996       1995       1994
-------------------------------    --------   --------   --------
Earnings (loss) before income
  taxes and extraordinary items:
        United States              $ 31,899   $  4,541   $ (2,341)
        Foreign                         730      2,432      1,542
-------------------------------    --------   --------   --------
                                   $ 32,629   $  6,973   $   (799)
                                   ========   ========   ========



Current tax expense:
  United States                    $  3,768   $    728   $      -
  Foreign                               350      1,154        731
  State and local                     5,436      1,154        530
-------------------------------    --------   --------   --------
                                      9,554      3,036      1,261
                                   --------   --------   --------
Deferred tax expense (credit):
  United States                      (3,754)      (701)         -
  Foreign                                14         25         15
  State and local                    (3,978)     1,058     (5,581)
                                     (7,718)       382     (5,566)
-------------------------------    --------   --------   --------
                                   $  1,836   $  3,418   $ (4,305)
                                   ========   ========   ========

Notes to Consolidated Financial Statements

    Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities for 1996 and 1995 are as follows:


(balances in thousands)                1996          1995
------------------------------     --------      --------
Gross deferred tax assets:
  Net operating losses and tax
    credit carryforward            $      -      $  1,484
  Reserves on realty assets          10,165         7,883
  Accrued expenses                    8,211        11,356
  Other                               3,106         2,498
  Valuation allowance for
    deferred tax assets             (10,368)      (17,664)
------------------------------     --------      --------
Net deferred tax assets              11,114         5,557
------------------------------     --------      --------

Gross deferred tax liabilities:
  Depreciation                        5,703         5,957
  Accrued expenses                    1,954         4,604
  Other                               1,976         1,233
                                   --------      --------
  Gross deferred tax liabilities      9,633        11,794
--------------------------------   --------      --------
Net deferred tax asset (liability) $  1,481      $ (6,237)
================================== ========      ========

    During the year ended December 31, 1996 the valuation allowance for deferred tax assets decreased $7,296,000. Approximately $6,900,000 of the reduction was related to the deferred tax asset associated with the Company's Senior Discount Debentures, which were substantially all redeemed in 1996, including the amortized original issue discount, which accordingly reduced income taxes in 1996.
    Reasons for the differences between the amount of income tax determined by applying the applicable statutory federal income tax rate to pretax income are:

(balances in thousands)                     1996       1995       1994
---------------------------------       --------   --------   --------
Computed tax at statutory U.S.
  tax rates                             $ 11,095   $  2,371   $   (272)
Effect of loss carryforwards
  and valuation allowance                (13,289)    (1,476)    (1,751)
Goodwill and other non-deductible
  items                                    3,202        519        574
State and local taxes                      1,458      2,212     (5,051)
Other                                       (630)      (208)     2,195
---------------------------------       --------   --------   --------

                                        $  1,836   $  3,418   $ (4,305)
                                        ========   ========   ========

Notes to Consolidated Financial Statements

    United States income taxes have not been provided on approximately $1,000,000 of undistributed earnings of subsidiaries incorporated outside the United States, since it is the Company's intent to reinvest such earnings. Net cash payments for income taxes during 1996, 1995 and 1994 were $8,526,000, $2,676,000 and
$569,000, respectively.

Commitments and Contingencies

  Litigation - TRW Inc.
  ---------------------

    A judgment in the Company's favor in the amount of $138.0 million was entered against TRW Inc. (TRW) by the United States District Court for the District of Arizona in June 1995 following a jury verdict that TRW had repudiated and breached the April 1989 Airbag Royalty Agreement with the Company. The $138.0 million damages amount represented the jury's calculation of the present value of the remaining stream of Airbag Royalties which would have been payable by TRW through the April 2001 scheduled expiration date of the Airbag Royalty Agreement had TRW not breached the Agreement. TRW appealed the judgment, and, during the pendency of the appeal, was ordered by the District Court to continue making quarterly payments to the Company in the same amounts as if the Airbag Royalty Agreement had not been terminated and repudiated by TRW. On June 19, 1996, the United States Court of Appeal for the Ninth Circuit rejected TRW's appeal and affirmed the $138.0 million judgment. A petition for rehearing filed by TRW with the Court of Appeals was denied on July 30, 1996.
    In August 1996 TRW made payments aggregating approximately $133.1 million to the Company on account of TRW's obligations under the judgment. The payments represented the $138.0 million face amount of the judgment award, plus interest at the default rate specified by the Airbag Royalty Agreement (prime plus 5%), less the quarterly payments made by TRW pursuant to the District Court's order during the pendency of the appeal. A further payment was made by TRW at the same time in the amount of approximately $6.7 million as that portion of a court-ordered reimbursement of litigation fees and costs (and interest on the reimbursement amount at the same default rate).




Notes to Consolidated Financial Statements



Commitments and Contingencies, (continued)

  Litigation - TRW Inc., continued
  --------------------------------

    During September 1996, claims between the Company and TRW (which had been scheduled for trial) and all other matters in dispute with TRW were settled by the parties pursuant to a global settlement agreement. Under that settlement, TRW made a further cash payment to the Company on September 3, 1996 in the aggregate amount of $16.6 million. Accordingly, all claims between the parties have now been resolved, and cash payments have been made by TRW aggregating $156.4 million.
    The litigation in which this judgment was entered arose out of the Asset Purchase Agreement dated February 4, 1989 and the License Agreement dated April 21, 1989, between TRW and the Company pursuant to which TRW acquired the Company's airbag business. The court dismissed TRW's claims that the Company had breached a non-compete provision contained in the Asset Purchase Agreement, thereby entitling TRW to terminate airbag royalty payments to the Company under the License Agreement (which it purported to do in February 1994) and obtain a paid-up license to use the Company's airbag technology. The jury found in fact that TRW had improperly terminated and repudiated the License Agreement.

  Litigation - Arizona Department of Revenue
  ------------------------------------------

     The Arizona Department of Revenue issued Notices of Correction of Income Tax dated March 17, 1986 to the Company for the fiscal year ending March 31, 1983. These Notices pertain to whether subsidiaries of the Company must file separate income tax returns in Arizona rather than allowing the Company to file on a consolidated basis. The amount of additional Arizona income tax alleged to be due as a result of the Notices of Correction was approximately $400,000 plus interest. In May 1992 the Arizona
Tax Court granted judgment in favor of the Company and against the Department on all claims asserted against the Company. In October 1992 the Tax Court entered judgment in favor of the Company awarding the Company approximately $600,000 for the Arizona income taxes the Company overpaid for its fiscal year ending March 31, 1983 together with interest and attorneys' fees.





Notes to Consolidated Financial Statements



Commitments and Contingencies, (continued)

  Litigation - Arizona Department of Revenue, continued
  -----------------------------------------------------
     In September 1994, the Arizona Court of Appeals reversed the 1992 Arizona Tax Court ruling that entitled the Company to file a combined tax return in the State of Arizona for the fiscal year ended March 31, 1983, and in April 1995, the Supreme Court of the State of Arizona denied the Company's Petition for Review. Based on the appellate court decision, the Company paid approximately $1,300,000 in taxes and interest for the period ending March 31, 1983. On October 15, 1996, the Company made a payment of $4,842,000 to resolve the related dispute for the period ending December 31, 1984 and 1985. Legislation adopted in 1994 in Arizona specifically allows companies to file combined tax returns in Arizona for periods from January 1, 1986, and on December 8, 1994 the Arizona Department of Revenue withdrew its assessments against the Company for 1986 and subsequent years.

  Environmental
  -------------
     A subsidiary of the Company has been named as a potentially responsible party by the Environmental Protection Agency ("EPA") under the Comprehensive Environmental Response Compensation and Liability Act in connection with the remediation of the Beacon
Heights Landfill in Beacon Falls, Connecticut. Management's review indicates that the Company sent ordinary rubbish and off-specification plastic parts to this landfill and did not send any hazardous wastes to the site. A coalition of potentially responsible parties has entered into consent decrees with the EPA to remediate the site. The coalition has in turn brought an action against other potentially responsible parties, including a subsidiary of the Company, to contribute to the cleanup costs.
The federal district court hearing the case dismissed claims against the subsidiary. However, in November 1996 the Second
Circuit Court of Appeals reversed the district court's ruling and remanded the case for trial. Based upon management's review and the status of the proceedings, with respect to this matter, management believes that any reasonably anticipated losses from this claim will not result in a material adverse impact on the results of operations or the financial position of the Company.




Notes to Consolidated Financial Statements



Commitments and Contingencies, (continued)

  Environmental, continued
  ------------------------
     The current owner of a site in Athens, Georgia is conducting an informal investigation of alleged groundwater contamination. A subsidiary of the Company was an owner of the site until March 1988, and is cooperating with the investigation. The Georgia Environmental Protection Division made a determination in 1995 that the site should be listed on its Hazardous Site Inventory. No lawsuit or administrative enforcement proceedings have been initiated in this matter. Based on remediation estimates received, management believes that any reasonably anticipated losses from the alleged contamination will not result in a material adverse impact on the results of operations or the financial position of the Company.

Fair Value of Financial Instruments

     The following table presents the carrying amounts and fair values of the Company's financial instruments for which it is practicable to estimate. Financial Accounting Standards Board Statement No. 107 "Disclosures about Fair Value of Financial Instruments", defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a force or liquidation sale.


(balances in thousands)            1996                 1995
-----------------------     ------------------   -------------------
                            Carrying     Fair    Carrying     Fair
                             Amount      Value    Amount      Value
                            --------  --------   --------   --------
Cash & cash equivalents     $ 48,758  $ 48,758   $ 10,475   $ 10,475
Non-trade receivables          6,644     6,644     10,584     10,584
Realty debt                      362       362     10,135     10,135
Other debt                   128,345   131,978    231,470    238,881








Notes to Consolidated Financial Statements



Fair Value of Financial Instruments, (continued)

    The following notes summarize the major methods and assumptions used by the Company in estimating the fair values of financial instruments.

Cash and cash equivalents
-------------------------
    The carrying amount of cash and cash equivalents approximates fair value because of the short maturity of those instruments.

Non-trade receivables
---------------------
    Interest rates on non-trade receivables, including the current portion, are generally at current market rates. Accordingly the carrying value and fair value of the receivables are equal after considering allowances for the carrying value of certain notes.

Debt
----
     The fair value of the Company's debt, including the current portion, at December 31, 1996 and 1995 is based on quoted market prices or recent market activity.

Research and Development Costs

     Company-sponsored research and development costs were $8,694,000, $4,227,000 and $4,304,000 for the years ended December
31, 1996, 1995, and 1994, respectively. The large increase in 1996 expenditures is related to the development of automotive airbag components and a continued higher level of expenditures is anticipated in the near future. For the same periods, customer-sponsored research and development expenditures were $8,796,000, $10,093,000 and $8,231,000, respectively.

Extraordinary Gains (Loss)

     During 1996, the Company realized a net loss of $12,052,000 from the early paydown of the 12.25% Senior Discount Debentures. The loss consists of prepayment premiums and deferred debt cost on the extinguished portion of the debt. Due to the consolidated tax position of the Company, there was no tax benefit recognized in connection with this loss.


Notes to Consolidated Financial Statements



Extraordinary Gains (Loss), (continued)

     During 1995 the Company realized a net gain of $14,409,000 from the retirement of realty debt. The gain represents the difference between the value of the debt recorded on the books of the Company and the consideration given and costs incurred to settle the obligation. Due to the Company's net operating tax loss position, there is no tax provision in connection with the gain.

Acquisitions and Dispositions

     In January 1996, a subsidiary of the Company acquired certain assets of Markel, a manufacturer of a silicone wire product line. The purchase price was approximately $4.3 million.
     In July 1994, a subsidiary of the Company acquired certain assets of the Ball and Socket Manufacturing Company, Inc., a manufacturer of metal buttons. The purchase price was approximately $4,800,000, including cash of $2,100,000, 323,232 shares of the Company's Common stock scheduled for issuance two years after closing and certain liabilities assumed and acquisition costs incurred.
     The excess of cost over tangible and identifiable intangible assets acquired, net of amortization at December 31, 1996, 1995, and 1994 was $41,819,000, $43,392,000, and $45,716,000,
respectively.

Related Party Transactions

     In each of the last three years the Company and its subsidiaries incurred legal fees payable to the law firm of one of the Company's directors. During 1996, 1995 and 1994 total billings for the firm were $479,000, $249,000 and $610,000, respectively, and were for foreign and domestic services relating to litigation and general corporate matters. In 1996, the Company also paid $189,000 in consulting fees and related expenses to one of the Company's directors.

Recently Issued Accounting Standards

     In October 1994 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 123




Notes to Consolidated Financial Statements



Recently Issued Accounting Standards, (continued)

"Accounting for Stock-Based Compensation," which is effective for transactions entered into in fiscal years that begin after December 15, 1995. Under the provisions of this new pronouncement, the Company is required to account for such transactions under the "fair value" based method or the "intrinsic value" based method. Under the "fair value" based method, compensation cost is measured at the grant date, based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the "intrinsic value" based method, (present accounting), compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date, over the amount an employee must pay to acquire the stock. For stock options, fair value is determined using an option-pricing model that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock and the expected dividend on it, and the risk-free interest rate over the expected life of the option. Certain pro-forma disclosures are required when a Company uses the "intrinsic value" based method instead of the "fair value" based method. The Company presently accounts for stock based compensation in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees", and will continue to apply APB No. 25 for purposes of determining net income, as provided for in the recent pronouncement. The Company has presented in the notes to the financial statements the pro forma and other disclosures required by SFAS No. 123. (Also see "Stock Option Plans" under the caption "Benefit Plans" in the Notes to Consolidated Financial Statements).
     Other pronouncements issued by the Financial Accounting Standards Board with future effective dates are either not applicable or not material to the consolidated financial statements of the Company.

Segment Operations

     The disposition of the assets of the Realty segment, the settlement of the dispute with TRW regarding, among other matters, royalties from the Airbag Royalty segment, and the cessation of such royalties along with the significant increase during the last




Notes to Consolidated Financial Statements



Segment Operations, (continued)

several years in the volume and profitability of the Company's stainless steel operations has prompted a reclassification of the Company's segments of operations. The steel operations have been segregated into a separate Stainless Steel Products segment and removed from the Industrial Products segment. The Specialty Products segment has been combined with those operations remaining in the Industrial Products Segment. All prior periods have been restated to reflect the reclassifications.
     The Company is a diversified manufacturer of a wide range of proprietary and other specialized products for defense, industrial and commercial applications. Through its Government Products and Services segment, the Company manufactures an extensive array of propellant devices and electronic components for defense systems and commercial applications and provides naval architectural and marine engineering services. The Company has participated in the rapidly expanding market for automotive airbags through its royalty agreement with TRW, which provided the Company with a quarterly royalty payment for any airbag manufactured and sold by TRW worldwide and for any other airbag installed in a vehicle manufactured or sold in North America. The royalties ceased upon receipt of a settlement from TRW Inc. (See Commitments and Contingencies Footnote.)
     The Company is currently developing new airbag technologies - including an improved inflator and a ceramic initiator with initial sales for both airbag components expected in 1998.
     The Company's Stainless Steel Products segment manufactures and distributes stainless steel products, including a variety of grades, sizes, and shapes of hot rolled and cold finished bars and rods.
     The Company's Industrial Products segment manufactures and sells high-voltage ceramic insulators used in the power transmission and distribution systems, specialized welding equipment and systems, aerosol insecticides, air fresheners and sanitizers, and custom designed metal buttons.








Notes to Consolidated Financial Statements



Segment Operations, (continued)

  Government Products and Services

     The Company's Government Products and Services segment provides a wide range of products and services for government programs. The vast majority of the Company's products are smaller components of larger units and systems and are generally designed to enhance safety or improve performance. The Company manufactures proprietary propellant products which, when ignited, produce a specified thrust or volume of gas within a desired time period. Propellant products manufactured include ballistic devices for aircraft ejection systems, rocket motors, extended range munitions components and dispersion systems.
     The Company's propellant devices are currently used on ejection seats on high performance domestic and foreign military aircraft. Rocket motors manufactured by the Company include a complete line of rocket boosters and propulsion systems used for reconnaissance, surveillance, and target acquisition. The Company's extended range munitions components utilize propellant technologies to significantly extend the range of existing U.S. artillery. Other electronic products include sub-miniature elapsed time indicators, events counters, fault annunciators, and lighting products used in aerospace and military applications to monitor equipment performance. Naval architecture and marine engineering services provided by the Company include detail design and engineering services for new military and commercial construction as well as a significant amount of maintenance and retrofit work for existing ships.
     The Company's Government Products and Services segment also manufactures specialized electronic display and monitoring devices and high performance cable connection assemblies.
     Direct sales to the U.S. Government and its agencies, primarily from the Government Products and Services segment accounted for approximately 15%, 17% and 23% of the Company's sales for the years ended December 31, 1996, 1995 and 1994, respectively. At December 31, 1996 and 1995 the amount billed but not paid by customers under retainage provisions in long-term contracts was $1,205,000 and $1,212,000, respectively. The $1,205,000 receivable






Notes to Consolidated Financial Statements



Segment Operations, (continued)

  Government Products and Services, continued

under retainage provisions is expected to be collected in 1997 through 2002 in the amounts of $208,000, $174,000, $308,000,
$73,000, $172,000 and $270,000, respectively. Amounts in process but unbilled at December 31, 1996 and 1995 were $7,305,000 and $5,976,000, respectively.

  Airbag Royalties

      The Company has participated in the rapidly expanding market for automotive airbags through its royalty agreement with TRW, which provided the Company with a quarterly royalty payment for any airbag manufactured and sold by TRW worldwide and for any other airbag installed in a vehicle manufactured or sold in North America. The royalties ceased upon receipt of a settlement from TRW Inc. (See "Litigation-TRW Inc." in Management's Discussion and Analysis of Financial Condition and Results of Operations).
     The Company is currently developing new airbag technologies - including an improved inflator and a ceramic initiator with initial sales for both airbag components expected in 1998.

  Stainless Steel Products

     The Company's Stainless Steel Products segment produces and distributes stainless steel bars and rods. Demand for these products is directly related to the level of general economic activity.
     The Company operates a mini-mill which converts purchased stainless steel billets into a variety of sizes of both hot rolled and cold finished bar and rod. The Company's stainless steel mini-mill has utilized advanced computer automation, strict quality controls, and strong engineering and technical capabilities to maintain its position as a low cost, high quality producer. In addition to its stainless steel manufacturing operation, the Company distributes stainless steel and other specialty steel products through seven locations in the U.S. and Canada.






Notes to Consolidated Financial Statements



Segment Operations, (continued)

  Industrial Products

      The Industrial Products segment manufactures and distributes high-voltage ceramic insulators for electric utilities, municipalities and other governmental units, as well as for electrical contractors and original equipment manufacturers. Products include a wide array of transformer bushings and accessories, special and standard porcelain for high and low-voltage applications, apparatus bushing assemblies, and transmission and distribution class insulators which are manufactured for both domestic and international markets. In addition, the Company manufactures specialized advanced-technology welding systems, power supply systems and humidistats for the utility, pipeline and original equipment manufacturer markets. Welding equipment manufactured by the Company includes systems that are specially designed to operate in hostile environments such as nuclear radiation. The Company also produces aerosol insecticides, air fresheners and sanitizers servicing the industrial maintenance supply, pest control and agricultural markets, and custom designed metal buttons for the military and commercial uniform and upscale fashion markets. The majority of the Company's aerosol insecticides are proprietary formulations of natural active ingredients.

  Realty

     In 1992, the Company initiated a plan for the orderly disposition of all its remaining real estate assets. With the resolution of the airbag royalty dispute and after receiving payments in connection therewith in the third quarter of 1996, and also in view of the slower than expected improvement in the market conditions for real estate assets, the Company re-evaluated and changed its strategy for exiting the real estate business. The Company adjusted its strategy of selling properties to end users in an orderly process over time, to a strategy of liquidation sales through pricing adjustments and/or joint development arrangements. This change in strategy resulted in an $85,000,000 writedown in real estate assets for financial reporting purposes. In December of 1996 all real estate properties, except for one, were sold for cash and assumption of certain liabilities. The Company plans to dispose of the single property not included in this bulk sale.



Notes to Consolidated Financial Statements



Segment Operations, (continued)

  Other Matters

     The Company's U.S. operations had export sales of $24,058,000, $20,354,000 and $15,932,000 for the years ended December 31, 1996,
1995 and 1994, respectively.
     Substantially all facilities and operations of the Company's operations are located within the United States. The Company operates a steel distribution system located in Canada with sales for the year ended December 31, 1996 and total assets at December 31, 1996 of $15,208,000 and $9,300,000, respectively.
     Foreign exchange losses included in earnings for the years ended December 31, 1996, 1995 and 1994 were not material. The foreign currency translation adjustment included in stockholders' equity decreased from $(530,000) at December 31, 1995 to $(562,000) at December 31, 1996.
     Sales between segments are not significant and have been eliminated. Operating income is total revenue less operating expenses and excludes general Corporate expenses, non-segment interest income and interest expense. Interest income associated with segment assets is included in segment operations income. Corporate assets consist principally of cash and cash equivalents, notes receivable, income taxes receivable and a building.
     The government funded components and firm industrial contracts at December 31, 1996 and 1995 totaled $137,100,000 and $133,500,000, respectively. The Company's total backlog, including funded and unfunded components, was approximately $447,700,000 as of December 31, 1996 and $503,300,000 as of December 31, 1995.
Approximately $107,133,000 of the government funded and firm industrial backlog and $144,627,000 of the total backlog outstanding at December 31, 1996 is expected to be completed or shipped during 1997.
     The term "funded" used herein refers to the aggregate revenue remaining to be earned at a given time under (a) contracts held by the Company (excluding renewals or extensions thereof, which are at the discretion of the customer) to the extent of the funded (i.e., appropriated by Congress and allotted to the contract by the procuring Government agency) amounts thereunder, and (b) "task orders" or "delivery orders" issued to the Company under contracts





Notes to Consolidated Financial Statements



Segment Operations, (continued)

  Other Matters, continued

which provide that the customer is obligated to pay only for services rendered pursuant to specific (funded) task orders and is not obligated to issue additional task orders or to pay the
estimated total contract price.   The  term "unfunded" used herein
refers to the portion of the Company's total backlog that represents the excess of the stated value of the Company's executed contracts over the amounts funded by the customer for such contracts including unexercised options.
     The tables which follow show assets, depreciation and amortization and capital expenditures by segment:

(in thousands)                                1996      1995      1994
----------------------------------------  --------  --------  --------
Assets by Segment
  Government Products and Services        $104,480  $100,226  $ 98,424
  Airbag Royalties                               -     5,434     4,700
  Stainless Steel Products                  67,331    75,082    65,397
  Industrial Products                       47,345    58,351    55,884
  Realty                                       673   106,540   114,642
----------------------------------------  --------  --------  --------
                                           219,829   345,633   339,047
  Corporate                                 60,556    26,966    30,856
----------------------------------------  --------  --------  --------
                                          $280,385  $372,599  $369,903
                                          ========  ========  ========
Depreciation and Amortization by Segment
  Government Products and Services        $  3,779  $  3,143  $  3,306
  Airbag Royalties                               -         -         -
  Stainless Steel Products                   2,589     2,608     3,354
  Industrial Products                        2,196     2,373     2,557
  Realty                                        14        15        15
----------------------------------------  --------  --------  --------
                                             8,578     8,139     9,232
  Corporate                                    300       304       325
----------------------------------------  --------  --------  --------
                                          $  8,878  $  8,443  $  9,557
                                          ========  ========  ========
Capital Expenditures by Segment
  Government Products and Services        $  2,393  $  2,532  $  1,820
  Airbag Royalties                               -         -         -
  Stainless Steel Products                   2,491     3,821       999
  Industrial Products                        1,823     2,469       982
  Realty                                         2         1         -
----------------------------------------  --------  --------  --------
                                             6,709     8,823     3,801
  Corporate                                     43       108       131
----------------------------------------  --------  --------  --------
                                          $  6,752  $  8,931  $  3,932
                                          ========  ========  ========
Notes to Consolidated Financial Statements

                                             TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

Summary of Segment Operations

(in thousands)
Years Ended December 31,                    1996      1995      1994      1993      1992
-----------------------------------     --------  --------  --------  --------  --------
Revenue by segment:

Government Products and Services        $147,694  $139,600  $141,074  $170,323  $183,162

Airbag Royalties                         121,913    23,977    17,292     9,606     5,566

Stainless Steel Products                 136,343   145,760    97,916    73,819    60,151

Industrial Products                       73,954    73,723    64,321    64,380    70,684

Realty                                    22,794     2,226     7,157     6,072     1,155
-----------------------------------     --------  --------  --------  --------  --------
                                        $502,698  $385,286  $327,760  $324,200  $320,718
                                        ========  ========  ========  ========  ========
Operating income by segment:

Government Products and Services        $  7,068  $ 10,225  $ 18,194  $ 24,354  $ 26,101

Airbag Royalties                         148,760    23,977    17,292     9,606     5,566

Stainless Steel Products                  10,981    19,693     6,686     1,236       499
Industrial Products                       (3,706)    8,058     5,632     6,203     4,511

Realty                                   (88,546)  (11,436)   (3,677)   (4,416)  (16,449)
------------------------------------    --------  --------  --------  --------  --------
                                          74,557    50,517    44,127    36,983    20,228

Corporate expenses                       (18,771)  (15,468)  (17,163)  (14,846)   (9,672)

Non-segment interest income                2,249       590       326       381     1,923

Interest expense                         (25,406)  (28,666)  (28,089)  (25,744)  (31,630)
                                        --------  --------  --------  --------  --------

Earnings (loss) before income taxes
  and extraordinary gains (loss)        $ 32,629  $  6,973  $   (799) $ (3,226) $(19,151)
-----------------------------------     ========  ========  ========  ========  ========

Notes to Consolidated Financial Statements


                         TALLEY INDUSTRIES, INC. AND SUBSIDIARIES



Summary of Segment Operations, (continued)

    Operating income in 1996 includes receipt of $156,449,000 from TRW Inc. to settle the airbag royalties litigation and other matters, a pretax provision for a reserve on real estate assets of $85,000,000 and non-recurring writedowns of inventory and goodwill totaling approximately $11,019,000. Operating income in 1995 includes a pretax provision for a reserve on real estate assets of $7,000,000.



































                    TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                   (THOUSANDS)


                                                    SEPTEMBER 30,        DECEMBER 31,
ASSETS                                                  1997                1996
--------------------------------------------          ---------           ---------

  Cash and cash equivalents                           $  40,957           $  48,758
  Accounts receivable, net of allowance for
    doubtful accounts of $1,228 at September
    30, 1997 and $925 at December 31, 1996               50,609              53,090
  Inventories, net                                       67,207              64,684
  Deferred income taxes                                   3,800               3,660
  Prepaid expenses                                        7,361               6,100
                                                      ---------           ---------
    Current assets                                      169,934             176,292

  Property, plant and equipment, net                     53,298              49,324
  Intangibles                                            38,296              41,965
  Deferred charges and other assets                      17,114              12,804
                                                      ---------           ---------
     Total assets                                     $ 278,642           $ 280,385
                                                      =========           =========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current maturities of long-term debt                $   3,010           $   5,522
  Accounts payable                                       24,016              20,116
  Accrued expenses                                       37,251              44,189
                                                      ---------           ---------
     Current liabilities                                 64,277              69,827

  Long-term debt                                        122,946             123,185
  Deferred income taxes                                   3,650               2,179
  Other liabilities                                      10,686              10,708

  Stockholders' equity:
    Preferred stock, $1 par value,
      authorized 5,000,000 shares:
        Series A                                             14                  14
        Series B                                            749                 750
    Common stock, $1 par value,
      authorized 20,000,000 shares                       14,114              14,618
  Capital in excess of par value                         75,534              79,884
  Foreign currency translation adjustment                   (34)               (562)
  Accumulated deficit                                   (13,294)            (20,218)
                                                      ---------           ---------
      Total stockholders' equity                         77,083              74,486
                                                      ---------           ---------
        Total liabilities and
          stockholders' equity                        $ 278,642           $ 280,385
                                                      =========           =========


The accompanying notes are an integral part of the financial statements.
                               F-44


                    TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS
                      (THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        THREE MONTHS                     NINE MONTHS
                                                           ENDED                            ENDED
                                                        SEPTEMBER 30,                    SEPTEMBER 30,
                                                   ------------------------         ------------------------
                                                     1997            1996             1997            1996
                                                   --------        --------         --------        --------
Sales                                              $ 67,184        $ 76,667         $200,389        $219,256
Services                                             20,627          17,082           62,896          49,904
Royalties                                               179         109,023              891         122,709
                                                   --------        --------         --------        --------
                                                     87,990         202,772          264,176         391,869
                                                   --------        --------         --------        --------

Cost of sales                                        48,364          70,115          146,267         177,808
Cost of services                                     18,481          15,168           56,316          44,036
Selling, general,
  and administrative expenses                        14,547          12,761           49,910          47,574
Provision (reversal) of
  reserves on realty assets                               -          85,000           (6,300)         85,000
                                                   --------        --------         --------        --------
                                                     81,392         183,044          246,193         354,418
                                                   --------        --------         --------        --------
Earnings from operations                              6,598          19,728           17,983          37,451

Other income (expense), net                            (435)         16,780              320          14,587
                                                   --------        --------         --------        --------
                                                      6,163          36,508           18,303          52,038

Interest expense                                      3,589           6,694           10,910          21,066
                                                   --------        --------         --------        --------

Earnings before income taxes
  and extraordinary loss                              2,574          29,814            7,393          30,972
Income tax provision                                    219             502              469           1,575
                                                   --------        --------         --------        --------
Earnings before
  extraordinary loss                                  2,355          29,312            6,924          29,397
Extraordinary loss                                        -               -                -          (1,642)
                                                   --------        --------         --------        --------
  Net earnings                                     $  2,355        $ 29,312         $  6,924        $ 27,755
                                                   ========        ========         ========        ========

Earnings applicable
  to common shares                                 $  2,164        $ 29,121         $  6,351        $ 14,813
                                                   ========        ========         ========        ========

Earnings (loss) per
share of common stock and
common stock equivalents:
Earnings before
  extraordinary loss                               $    .15        $   1.85         $    .45        $   1.93
Extraordinary loss                                        -               -                -            (.11)
                                                   --------        --------         --------        --------

Net earnings before
  consideration for
  induced conversion of
  preferred stock                                       .15            1.85              .45            1.82
Assumed value of conversion
  inducement                                              -               -                -            (.79)
                                                   --------        --------         --------        --------
  Earnings applicable
    to common shares                               $    .15        $   1.85         $    .45        $   1.03
                                                   ========        ========         ========        ========

Weighted average shares
  outstanding                                        14,156          15,855           15,246          15,202
                                                   ========        ========         ========        ========


The accompanying notes are an integral part of the financial statements.
                              F-45

                    TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                   (THOUSANDS)


                                                                                        NINE MONTHS ENDED
                                                                                          SEPTEMBER 30,
                                                                                       1997            1996
                                                                                     --------        --------
Cash and cash equivalents at beginning of year                                       $ 48,758        $ 10,475
                                                                                     --------        --------
Cash flows from operating activities:
  Net earnings                                                                          6,924          27,755
  Adjustments to reconcile net income
    to cash flows from operating activities:
     Change in deferred income taxes                                                    1,331          (3,099)
     Depreciation and amortization                                                      6,684           6,628
     Original discount amortization                                                         -           7,929
     Loss on sale of subsidiary and product line                                        1,325               -
     Provision (reversal) of reserve on
       realty assets                                                                   (6,300)         85,000
     Other                                                                              1,318          15,425
  Changes in assets and liabilities, net of
    effects from acquired businesses:
     (Increase)decrease in accounts receivable                                           (533)         17,028
     Increase in inventories                                                           (6,910)           (329)
     (Increase) decrease in prepaid expenses                                           (6,431)            476
     Decrease in realty assets                                                              -           3,967
     Increase in accounts payable                                                       3,900           3,289
     Increase in accrued expenses                                                       1,053           8,172
     Increase (decrease) in other liabilities                                             493            (588)
     Other, net                                                                          (186)          2,863
                                                                                     --------        --------
      Cash flows from operating activities                                              2,668         174,516

Cash flows from investing activities:
  Proceeds from sale of subsidiary and product line                                     6,162               -
  Investment in joint-venture                                                          (3,510)              -
  Purchase of assets of acquired business                                                   -          (4,327)
  Purchases of property and equipment                                                  (9,921)         (4,675)
  Reduction of income tax receivables                                                   4,400               -
  Reduction in other assets                                                                97             370
  Proceeds from sale of property and equipment                                             78             150
                                                                                     --------        --------
   Cash flows from investing activities                                                (2,694)         (8,482)

Cash flows from financing activities:
  Preferred stock conversion cost                                                           -           3,637
  Payment of dividends                                                                   (573)              -
  Purchase of common stock                                                             (4,339)              -
  Common stock issued                                                                      57               -
  Repayment of long-term debt                                                          (2,920)        (18,694)
  Proceeds from borrowings under line of credit                                             -         375,213
  Reduction in borrowings under line of credit                                              -        (385,792)
                                                                                     --------        --------
   Cash flows from financing activities                                                (7,775)        (25,636)

Net decrease in cash and cash equivalents                                              (7,801)        140,398
                                                                                     --------        --------
Total cash and cash equivalents at September 30,                                     $ 40,957        $150,873
                                                                                     ========        ========


The accompanying notes are an integral part of the financial statements.
                              F-46


                    TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                   (THOUSANDS)



                                                 PREFERRED STOCK                             CAPITAL IN      RETAINED
                                   --------------------------------------        COMMON      EXCESS OF       EARNINGS
                                   SERIES A       SERIES B       SERIES D        STOCK       PAR VALUE       (DEFICIT)
                                   --------       --------       --------       --------      --------       --------
BALANCE AT DECEMBER 31, 1995       $     67       $  1,548       $    120       $ 10,053      $ 86,035       $(38,959)

Net earnings                                                                                                   27,755
Conversion to common stock              (53)          (798)          (120)         4,007        (3,438)
Common stock issued                                                                  792         3,247
                                   --------       --------       --------       --------      --------       --------
BALANCE AT SEPTEMBER 30, 1996      $     14       $    750       $     --       $ 14,852      $ 85,844       $(11,204)
                                   ========       ========       ========       ========      ========       ========


BALANCE AT DECEMBER 31, 1996       $     14       $    750       $     --       $ 14,618      $ 79,884       $(20,218)

Net earnings                                                                                                     6,924
Dividends - preferred stock                                                                       (573)
Stock grant                                                                           6             51
Conversion to common stock                              (1)                           1
Common stock retirements                                                           (511)        (3,828)
                                   --------       --------       --------       --------      --------       --------
BALANCE AT SEPTEMBER 30, 1997      $     14       $    749       $     --       $ 14,114      $ 75,534       $(13,294)
                                   ========       ========       ========       ========      ========       ========

The accompanying notes are an integral part of the financial statements.
                               F-47



                    TALLEY INDUSTRIES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements



NOTE 1 - GENERAL

         In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of September 30, 1997 and December 31, 1996 and the results of operations for the three-month and nine-month periods ended September 30, 1997 and 1996, and cash flows and changes in stockholders' equity for the nine-month periods ended September 30, 1997 and 1996. Such results, however, may not be indicative of the results for the full year.
         For additional information regarding significant accounting policies, and accounting matters applicable to the Company, reference should be made to the Company's Annual Report to Shareholders for the year ended December 31, 1996.

NOTE 2 - INVENTORIES

        Inventories are summarized as follows (in thousands):




                                                                  SEPTEMBER 30,             DECEMBER 31,
                                                                      1997                      1996
                                                                  ------------              ------------

        Raw materials and supplies                                    $12,710                 $10,995
        Work-in-process                                                11,311                  11,564
        Finished goods                                                 26,784                  26,158
        Inventories applicable to
          government contracts                                         16,402                  15,967
                                                                      -------                 -------
                                                                      $67,207                 $64,684
                                                                      =======                 =======


NOTE 3 - EARNINGS PER SHARE

        Earnings per share of Common stock and Common stock equivalents has been computed on the basis of the average number of Common shares outstanding during each period. The average number of shares has been adjusted for assumed exercise at the beginning of the period (or date of grant, if later) for any dilutive stock options, with funds obtained thereby used to purchase shares of


NOTE 3 - EARNINGS PER SHARE, CONTINUED

the Company's Common stock at the average price during the period, and assumed conversion of all dilutive convertible Preferred stock. Common stock equivalents that are anti-dilutive are excluded from the computation of earnings per share and earnings are reduced by the dividend requirements on such equivalents.


NOTE 4 - ACQUISITION AND DISPOSITIONS

        In May 1997, a subsidiary of the Company sold certain assets of the connector product line. Proceeds include a note receivable for $1.9 million and cash of $.2 million.
        In March 1997, the Company sold the assets of its Canadian steel distributor. Cash proceeds from the sale were $4.1 million. The purchaser assumed $2.3 million of liabilities.
        In January 1996, a subsidiary of the Company acquired certain assets of a manufacturer of a silicone wire product line. The purchase price was approximately $4.3 million.

NOTE 5 - PREFERRED STOCK CONVERSIONS

        On February 16, 1996, the Company issued 1,905,849 shares of Talley
Common stock in connection with the conversion of all of the Company's Series D
Preferred stock, 702,919 more shares than originally designated. The conversion automatically extinguished all unpaid dividends on that stock, totaling approximately $2.6 million as of December 31, 1995.
        On April 22, 1996, pursuant to a conversion offer with respect to the Company's Series B and Series A Preferred stock, approximately 798,000 shares or approximately 52% of the outstanding shares of Series B and approximately 53,000 shares or approximately 79% of the Series A were converted to Common stock.
Series B holders who converted received 2.5 shares of Common stock for each outstanding Series B share. Series A holders who converted received 2.0 shares of Common stock for each outstanding Series A share. Common stock issued of approximately 1,995,000 shares in connection with the conversion of Series B
Preferred stock and approximately 106,000 in connection with the conversion of Series A Preferred stock was approximately 948,000 and 56,000 more shares than issuable under the stated conversion terms of the respective series of preferred stock. Prior to the conversion there were approximately 1,548,000 shares of Series B outstanding and 67,000 shares of Series A outstanding. The conversion automatically extinguished all unpaid dividends on the Series B and Series A shares that were converted totaling approximately $4.0 million ($5 per share) on the Series B Preferred stock and totaling approximately $0.3 million ($5.50 per share) on the Series A Preferred stock at March 31, 1996.


NOTE 5 - PREFERRED STOCK CONVERSIONS, CONTINUED

        The transactions did not impact the net earnings of the Company in 1996, but "earnings applicable to common shares (after deduction of preferred stock dividends)," as supplementally disclosed by the Company, and the "earnings per share of common stock and common stock equivalent share" were reduced. The excess of the fair value of the common shares transferred in the transactions by the Company, over the fair value of the common shares issuable pursuant to the stated conversion terms of the preferred stock, were subtracted from net earnings in the calculations of net earnings available to common shareholders and earnings per share.

NOTE 6 - BONDS REPURCHASED AND COVENANT DEFEASANCE

        During 1996, the Company repurchased $124.0 million aggregate principal amount of the Senior Discount Debentures with an accreted value of $97.4 million at the repurchase dates. The purchase price of the debentures was $106.0 million, including accrued interest and prepayment premiums. The Company recognized $12.1 million in extraordinary losses in connection with the repurchases of the Senior Discount Debentures. This amount represents the prepayment premium and deferred debt cost on the extinguished debt. During the nine months ended September 30, 1997, the Company repurchased an additional $.3 million aggregate principal amount of the Senior Discount Debentures.
        An investment was made in U.S. Treasury obligations and placed in trust in June 1997 to effect a covenant defeasance of the remaining $1.9 million principal amount of outstanding debentures. For financial reporting purposes, the assets held in trust are included in the assets of the Company and the outstanding debentures continue to be reflected as outstanding debt. The debentures will be redeemed on October 15, 1998, which is the earliest optional redemption date.

NOTE 7 - REPURCHASE OF COMMON STOCK

        In late 1996 and early 1997, the Board of Directors approved the repurchase of up to 950,000 shares of the Company's Common stock, on the open market or in negotiated transactions, from time to time, at prices deemed appropriate by the Company's officers, with such shares to be retired as authorized but unissued shares. At December 31, 1996, the total number of shares of common stock repurchased was 277,300 shares for a total cost of approximately
$2.1 million. During the first half of 1997, another 510,367 shares were repurchased for a total cost of approximately $4.3 million.



NOTE 8 - AGREEMENT AND PLAN OF MERGER

        On September 26, 1997, the Company announced that it had entered into a definitive Agreement and Plan of Merger (Agreement) with Carpenter Technology
Corporation (Carpenter) to be acquired for cash.
        Under the terms of the Agreement, Carpenter commenced an all-cash tender offer on October 2, 1997 for all outstanding shares of Talley stock at a price of $12 per share of Talley Common stock, $16 per share of Talley Series B
Preferred stock, and $11.70 per share of Talley Series A Preferred stock.
Assuming a majority (measured by aggregate voting power) of Talley's stock is duly tendered under the tender offer and not withdrawn before the expiration date of the offer (December 4, 1997, unless extended), Carpenter is obligated under the terms of the Agreement to purchase all shares of Talley stock tendered and not withdrawn, and is further obligated to complete as soon as possible an all-cash merger whereby all Talley shares remaining outstanding will be acquired for cash at the same per-share prices as under the tender offer. The tender offer is also subject to other customary conditions, including expiration of the Hart-Scott-Rodino (HSR) waiting period. The U.S. Department of Justice,
Antitrust Division (DOJ) has requested that the Company and Carpenter provide
DOJ certain additional information, which has the effect of automatically extending the HSR waiting period. The Company and Carpenter have advised DOJ that they intend to provide the requested information as soon as possible.
        In connection with the tender offer and proposed merger, Carpenter, the Company and certain of its present and former directors were named as defendants in various purported class action complaints filed on behalf of the stockholders of the Company. The complaints alleged, among other things, breach of fiduciary duty on the part of the Board of Directors arising out of the Merger Agreement and failure to disclose material information. On October 16, 1997 a Memorandum of Understanding was entered into by counsels for the plaintiffs and defendants requiring the Company to amend and supplement the disclosure contained in its filings with the Securities and Exchange Commission-Schedule 14D-9. In exchange, the plaintiffs agreed to dismiss the actions. The settlement is subject to various conditions, including Court approval.
        The foregoing summary of certain provisions of the Agreement is general in nature and is qualified in its entirety by reference to the definitive
Agreement, which is an Exhibit to this Report. No assurance can be given that the conditions to the consummation of the tender offer and the merger under the Agreement will be fulfilled or as to the timing for consummation of the tender offer or the merger.



   UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Unaudited Pro Forma Condensed Combined Financial
Statements reflect the acquisition of Talley Industries, Inc.
("Talley") by Carpenter Technology Corporation ("Carpenter"). On
December 5, 1997, Score Acquisition Corp. ("Score"), a wholly-owned subsidiary of Carpenter, accepted approximately 75% of the voting stock of Talley for payment pursuant to the Agreement and Plan of Merger dated September 25, 1997 and upon the terms and subject to the conditions set forth in Score's Offer to Purchase dated October 2, 1997. Upon consummation of the merger, scheduled for February, 1998, Talley will become a wholly-owned subsidiary of Carpenter. Accordingly, the Unaudited Pro Forma
Condensed Combined Financial Statements reflect the 100% acquisition of Talley (the "Talley Merger"). The Unaudited Pro
Forma Condensed Combined Statement of Income for the year ended
June 30, 1997 also reflects the acquisitions by Carpenter of Dynamet Incorporated in February, 1997 and Rathbone Precision
Metals, Inc. in June, 1997 (the "Other Acquisitions").

The following Unaudited Pro Forma Financial Statements are filed with this report:

                                                            Page
                                                            ----
Unaudited Pro Forma Condensed Combined Balance Sheet
at September 30, 1997...................................... PF-3

Unaudited Pro Forma Condensed Combined Statement of
Income for the year ended June 30, 1997.................... PF-4

Unaudited Pro Forma Condensed Combined Statement of
Income for the three months ended September 30, 1997....... PF-5

Notes to Unaudited Pro Forma Condensed Combined
Financial Statements....................................... PF-6

The Unaudited Pro Forma Condensed Combined Balance Sheet reflects the Talley Merger as if it had occurred on September 30, 1997.
The unaudited Pro Forma Condensed Combined Statements of Income for the year ended June 30, 1997 and for the three months ended
September 30, 1997 reflect the Talley Merger and the Other
Acquisitions as if they had occurred at the beginning of the year ended June 30, 1997. The pro forma information is based on the historical financial statements of Carpenter and Talley after giving effect to the Talley Merger and the Other Acquisitions using the purchase method of accounting. Under this method of




accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. For purposes of the Unaudited Pro Forma Condensed
Combined Financial Statements, the purchase price for Talley has been allocated based primarily on preliminary information. The final allocation of the purchase price will be determined within a reasonable time after consummation of such transaction and will be based on a complete evaluation of the assets acquired, including net assets held for sale, and liabilities assumed.
Accordingly, the information presented herein may differ from the final purchase price allocation. The Unaudited Pro Forma
Condensed Combined Financial Statements also reflect assumptions and adjustments deemed appropriate by Carpenter, which are described in the accompanying notes to the Unaudited Pro Forma
Condensed Combined Financial Statements.

The unaudited pro forma condensed combined information does not purport to be indicative of Carpenter's financial position or results of operations had the Talley Merger and the Other
Acquisitions actually occurred on the dates presented nor is it necessarily indicative of Carpenter's future financial position or future operating results. The Unaudited Pro Forma Condensed
Combined Financial Statements should be read in conjunction with the separate audited historical consolidated financial statements of Carpenter and the notes thereto set forth in Carpenter's 1997
Annual Report on Form 10-K, and the historical consolidated financial statements of Talley and the notes thereto set forth in
Item 7(a) of this Form 8-K/A.

In the opinion of Carpenter's management, all adjustments have been made that are necessary to present fairly the pro forma data.




















                             Carpenter Technology Corporation
                   Unaudited Pro Forma Condensed Combined Balance Sheet
                                    September 30, 1997
                                      (in thousands)
                                                                       Adjustments
                                                                      To Reclassify
                                            Carpenter     Talley     Net Assets Held    Pro Forma      Pro Forma
                                            Historical  Historical     For Sale (B)     Adjustments     Combined
ASSETS
Current Assets:
Cash and cash equivalents                   $   15,639  $   40,957      $   (343)      $              $   56,253
Accounts receivable, net of
  allowance for doubtful accounts              145,614      50,609       (35,870)          (808)C        159,545
Inventories                                    238,235      67,207       (38,860)         3,900 A        270,482
Deferred income taxes                                -       3,800                       (3,800)A              0
Other current assets                            16,257       7,361        (6,130)                         17,488
Net assets held for sale                             -           -       103,108         58,371 A        161,479
                                            ---------------------------------------------------------------------
Total current assets                           415,745     169,934        21,905         57,663          665,247

Property, plant, and equipment, net            532,507      53,298       (30,069)        37,000 A        592,736
Prepaid pension cost                           105,270           -                                       105,270
Goodwill, net                                  108,219      37,325       (36,934)        65,167 A        173,777
Investment in Subsidiaries                           -       3,510        (3,510)                              0
Other assets                                   104,397      14,575          (792)         1,887 A        120,067
                                            ---------------------------------------------------------------------
TOTAL ASSETS                                $1,266,138   $ 278,642      $(49,400)     $ 161,717       $1,657,097
                                            =====================================================================
LIABILITIES
Current Liabilities:
Short-term debt                                 82,217           -                       86,700 A        168,917
Accounts payable                                80,833      24,016       (12,219)          (808)C         91,822
Accrued compensation                            18,922      14,111       (12,601)                         20,432
Accrued income taxes                            19,062           -            32                          19,094
Deferred income taxes                            7,137           -                       16,142 A         23,279
Other accrued liabilities                       40,558      23,140       (20,885)        14,500 A         57,313
Current portion of long-term debt                3,245       3,010                      133,946 A        140,201
                                            ---------------------------------------------------------------------
Total current liabilities                      251,974      64,277       (45,673)       250,480          521,058

Long-term debt, net of current portion         284,734     122,946                      (22,946)A        384,734
Accrued postretirement benefits                134,693         236          (236)                        134,693
Deferred income taxes                          110,689       3,650                       11,300 A        125,639
Other liabilities                               23,314      10,450        (3,525)                         30,239

SHAREHOLDERS' EQUITY                           460,734      77,083            34        (77,117)A        460,734
                                            ---------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $1,266,138  $  278,642      $(49,400)     $ 161,717       $1,657,097
                                            =====================================================================

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.



                                  Carpenter Technology Corporation
                     Unaudited Pro Forma Condensed Combined Statement of Income
                                  for the year ended June 30, 1997
                                           (in thousands)                       Adjustments
                                                                      Talley    to Present
                                                                    Historical    Talley        Talley
                                                       Pro Forma     For The    Historical    Historical
                                                       Carpenter      Year      For The 12    For The 12
                            Carpenter      Other       and Other      Ended     Mo. Ended     Months Ended  Pro Forma   Pro Forma
                            Historical  Acquisitions  Acquisitions  12/31/96    6/30/97 (I)    6/30/97     Adjustments   Combined
Net sales                   $939,000     $83,771       $1,022,771    $502,698    $(12,911)     $489,787   $(365,606)(G)  $1,132,461
                                                                                                            (14,491)(H)
                            _______________________________________________________________________________________________________

Cost of sales                697,892      51,059          748,951     311,565        (823)      310,742       1,494 (D)     841,789
                                                                                                           (204,907)(G)
                                                                                                            (14,491)(H)

Selling and administrative
  expenses                   126,357      17,144          143,501      64,393         550        64,943       1,928 (D)     155,902
                                                                                                            (54,470)(G)

Interest expense              19,930       3,484           23,414      25,406      (8,693)       16,713       8,600 (E)      32,014
                                                                                                            (16,713)(G)

Equity in loss of joint
  venture                      1,188           -            1,188           -           -             -           -           1,188

Provision (reversal) for
  reserve on realty assets         -           -                -      85,000      (6,300)       78,700     (78,700)(G)           0

Other (income) expense, net   (4,238)       (230)          (4,468)    (16,295)     (2,948)      (19,243)     18,539 (G)      (5,172)
                            _______________________________________________________________________________________________________
                             841,129      71,457          912,586     470,069     (18,214)      451,855    (338,720)      1,025,721

Income from continuing
  operations before income
  taxes                       97,871      12,314          110,185      32,629       5,303        37,932     (41,377)        106,740

Income tax expense (benefit)  37,878       5,611           43,489       1,836        (823)        1,013      (1,865)(F)      42,776
                                                                                                                139 (G)
                            _______________________________________________________________________________________________________

Income from continuing
  operations                $ 59,993     $ 6,703         $ 66,696    $ 30,793     $ 6,126      $ 36,919   $ (39,651)     $   63,964
                            =======================================================================================================

Primary earnings per common
  share from continuing
  operations*               $   3.30                     $   3.29                                                        $     3.15

Fully diluted earnings per
  common share from
  continuing operations*    $   3.16                     $   3.17                                                        $     3.04

Average common shares
  outstanding - primary*      17,703                       19,782                                                            19,782

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

* The Financial Accounting Standards Board issued SFAS 128, "Earnings Per Share," which became effective for periods ending after
  December 15, 1997.  Carpenter will adopt this statement effective with the quarter ending December 31, 1997.  SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share.  The adoption of SFAS 128 would not have had a material effect on these pro forma financial statements.


                                  Carpenter Technology Corporation
                     Unaudited Pro Forma Condensed Combined Statement of Income
                           for the three months ended September 30, 1997
                                           (in thousands)

                                        Carpenter     Talley      Pro Forma    Pro Forma
                                        Historical  Historical   Adjustments   Combined
Net sales                               $249,495     $87,990    $(58,652)(G)   $277,307
                                                                  (1,526)(H)
                                        _______________________________________________

Cost of sales                            179,419      66,845         242 (D)    202,591
                                                                 (42,389)(G)
                                                                  (1,526)(H)

Selling and administrative expenses       36,209      14,547         459 (D)     39,274
                                                                 (11,941)(G)

Interest expense                           5,848       3,589       2,100 (E)      7,948
                                                                  (3,589)(G)

Other expense (income), net                   78         435         140 (G)        653
                                        _______________________________________________
                                         221,554      85,416     (56,504)       250,466

Income from continuing operations
  before income taxes                     27,941       2,574      (3,674)        26,841

Income tax expense (benefit)              10,857         219        (717)(F)     10,583
                                                                     224 (G)
                                        _______________________________________________

Income from continuing operations       $ 17,084     $ 2,355    $ (3,181)      $ 16,258
                                        ===============================================
Primary earnings per common share
  from continuing operations*           $   0.85                               $   0.80

Fully diluted earnings per common
  share from continuing operations*     $   0.82                               $   0.78

Average common shares
  outstanding-primary*                    19,737                                 19,737

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

* The Financial Accounting Standards Board issued SFAS 128, "Earnings Per Share," which became effective for periods ending after December 15, 1997.  Carpenter will adopt this statement effective with the quarter ending December 31, 1997.  SFAS 128 specifies the computation, presentation and disclosure requirements for earnings per share.  The adoption of SFAS 128 would not have had a material effect on these pro forma financial statements.

                 Carpenter Technology Corporation
                   Notes to Unaudited Pro Forma
             Condensed Combined Financial Statements
                          (in thousands)



     BALANCE SHEET ADJUSTMENTS:


A)   The aggregate purchase price for Talley is summarized below:

     Total cash to be paid to Talley shareholders             $183,200*
     Debt assumed at fair value                                136,956
     Acquisition costs                                           3,500
                                                              ________
       Aggregate Purchase Price                               $323,656
                                                              ========
     * Includes $137,400 paid in December 1997 and $45,800 to be paid upon completion of the Talley Merger.

     The allocation of the aggregate purchase price and adjustments to Talley historical balances follow:
                                                      Talley
                                        Purchase    Historical
                                          Price     Balances As  Acquisition
                                        Allocation  Adjusted(1)   Financing     Adjustments
     Cash and Cash Equivalents          $ 40,614    $ 40,614      $      -       $       -
     Accounts Receivable, net of
       allowance for doubtful accounts    14,739      14,739             -               -
     Inventories                          32,247      28,347             -           3,900
     Deferred Income Taxes - Current           -       3,800             -          (3,800)
     Other Current Assets                  1,231       1,231             -               -
     Net assets held for sale            161,479     103,108             -          58,371
     Property, Plant and Equipment, net   60,229      23,229             -          37,000
     Goodwill, net                        65,558         391             -          65,167
     Other Assets                         15,670      13,783             -           1,887
     Short-Term Debt                           -           -       (86,700)(2)     (86,700)
     Accounts Payable                    (11,797)    (11,797)            -               -
     Accrued Compensation                 (1,510)     (1,510)            -               -
     Accrued Income Taxes                    (32)        (32)            -               -
     Deferred Income Taxes - Current     (16,142)          -             -         (16,142)
     Other Accrued Liabilities           (16,755)     (2,255)            -         (14,500)
     Current Portion of Long-Term Debt         -      (3,010)     (136,956)(2)    (133,946)
     Long-Term Debt, net of
       current portion                         -    (122,946)     (100,000)(2)      22,946
     Deferred Income Taxes - Non-Current (14,950)     (3,650)            -         (11,300)
     Other Liabilities                    (6,925)     (6,925)            -               -
     Shareholders' Equity                      -     (77,117)            -          77,117
                                         ____________________________________________________
                                        $323,656    $      0     $(323,656)      $       0
                                         ====================================================


     (1) As adjusted for reclassification of assets held for sale (see note B).
     (2) Reflects the adjustment to record the debt assumed and incurred by Carpenter including 1) Talley's debt with fair value of $136,956 and 2) additional borrowings under revolving credit agreement of $186,700 to finance purchase of outstanding Talley stock, including acquisition costs. The Talley debt was classified as current because Carpenter intends to repay it within one year. Of the $186,700 of Carpenter borrowings in the form of short-term debt, $100,000 was classified as long-term debt because Carpenter has the ability and intent to refinance this portion on a long-term basis under the revolving credit agreement.

                 Carpenter Technology Corporation
                   Notes to Unaudited Pro Forma
             Condensed Combined Financial Statements


     BALANCE SHEET ADJUSTMENTS CONTINUED:

     Carpenter plans to retain the Stainless Steel Products segments of Talley and divest of the Government Products and Services and Industrial
     Products segments of Talley. Adjustment B is to reclassify the assets and liabilities related to Talley's business segments to be disposed of by Carpenter as net assets held for sale. The classification as a current asset reflects management's plan to dispose of the net assets within one year of the acquisition. Generally, any difference between the amount of the purchase price allocated to the net assets held for sale and the amount realized upon their dispositions will be reflected in Carpenter's consolidated balance sheet as an adjustment to goodwill, and will not be reflected in Carpenter's consolidated statement of income.

C) Adjustment to eliminate trade receivables and payables between Carpenter and Talley.



     INCOME STATEMENT ADJUSTMENTS:

D) Adjustments to provisions for depreciation and amortization for estimated fair value adjustments related to property, plant and equipment, depreciated over 15 years on a straight-line basis, goodwill, amortized over 40 years on a straight-line basis, and other intangible assets (trademarks and tradenames), amortized over 30 years on a straight-line basis.

E) Additional interest expense on borrowings resulting from the purchase of Talley. Interest is assumed at an average rate of 6.1%, the approximate current short-term borrowing rate of Carpenter.

F) Reflects the income tax effects related to pro forma adjustments. The adjustment to income taxes reflects the application of the estimated effective tax rate on a pro forma basis to income (loss) before income taxes for historical and pro forma adjustment amounts.

G) Adjustments to eliminate revenues and expenses related to net assets held for sale.

H) Adjustment to eliminate sales and cost of sales between Carpenter and Talley.

I) Adjustments to present Talley's consolidated statement of earnings for the year ended June 30, 1997. The adjustments reflect the net differences between the amounts for the six months ended June 30, 1997 and amounts for the six months ended June 30, 1996.

J) Cost savings benefits from synergies to be derived from the acquisition of the Stainless Steel Products segment of Talley, which may be significant, are not reflected in the Unaudited Pro Forma Condensed Combined Financial Statements. There can be no assurance, however, as to the amount of cost savings benefits, if any, that will be realized as a result of such acquisition.


